Exhibit 99.1

FOR IMMEDIATE RELEASE

July 22, 2021

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2021 Earnings

-	Net income of $3.3 million compared to $3.1 million in the year-ago quarter

-	Cash dividend of $0.11 per share and a special cash dividend of $0.02 per share

-	Purchased 142,541 shares at a weighted average price of $18.75 during second quarter

-	New product deployments, including a new Zero Down Loan, planned for third quarter

-	Company announces plans to relocate and expand the Hunt Valley Financial Center in December 2021 in a separate press release

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), collectively referred to as the Company, today announced net income of $3.3 million or $0.33 per share basic and diluted, for the quarter ended June 30, 2021, as compared to net income of $3.1 million or $0.31 per share basic and diluted, for the quarter ended June 30, 2020. For the first six months of 2021, net income was $7.2 million or $0.73 per share basic and diluted, compared to $61,000 or $0.01 per share basic and diluted, for the first six months of 2020.

“Earnings for the second quarter 2021 increased by 6.5 percent over the same period in 2020,” stated Larry J. Miller, Chairman, President/CEO. Miller added, “the Company continues to focus on several strategic initiatives related to asset and non-interest income growth, market optimization, including plans to relocate the Hunt Valley Financial Center, and several new product deployments.”

“PeoplesBank is executing on strategies to increase efficiencies throughout our franchise. New mortgage products and a new rewards checking and savings product support our focus on asset growth and increasing low cost core deposits”, stated Craig L. Kauffman, President/CEO of PeoplesBank.

The Corporation’s net interest income for the three months ended June 30, 2021 remained flat at $14.9 million when compared to the same period in 2020. For the six months ended June 30, 2021, net interest income was $30.4 million, an increase of $124,000 or 0.4 percent compared to $30.3 million for the six months ended June 30, 2020. The Corporation’s tax-equivalent net interest margin (NIM) was 2.91 percent for the first half of 2021, compared to 3.25 percent for the same period in 2020. Although the total volume of loans originated positively impacted net interest income primarily due to PPP loans and related fees that were recognized, PPP loans were originated at a rate of 1.00 percent and therefore had a larger negative NIM impact. Interest rates on deposits decreased between the periods, offsetting the net change in interest income between volume and rate.

The provision for loan losses for the three months ended June 30, 2021 was $352,000 compared to $2.6 million for the same period in 2020. For the six months ended June 30, 2021, the provision for loan losses was $1.6 million compared to $12.0 million for the first six months of 2020. The decreased provision expense was attributed primarily to a charge-off arising from a single, large commercial lending relationship during the prior period. Changes in the external environment created by the COVID-19 pandemic continue to impact qualitative factors for certain loan segments in the allowance for loan loss analysis, but to a lesser extent than in the prior period. The Corporation’s nonperforming assets ratio was 2.59 percent as of June 30, 2021, an increase from the nonperforming assets ratio as of June 30, 2020 of 1.31 percent. As of June 30, 2021, management believes the Allowance for Loan Losses is adequate; however, changing economic conditions associated with the COVID-19 pandemic and other variants may require future adjustments.

Noninterest income for the second quarter 2021 was $3.4 million, a decrease of $184,000 or 5.2 percent, as compared to noninterest income of $3.5 million for the second quarter 2020. The decrease was primarily due to a $1.2 million impairment recognized during the current quarter on assets held for sale related to the closure of the Dover Financial Center later this year. Other categories, except other income and gain on sales of securities, showed increases over the prior period. For the first six months of 2021, noninterest income was $7.8 million, an increase of $826,000 or 11.9 percent, as compared to noninterest income of $7.0 million for the first six months of 2020. Year-to-date, higher wealth management fees, service charges on deposits, income from bank owned life insurance and gains on sale of loans held for sale have more than offset the impairment loss recognized on assets held for sale.

Noninterest expense was $13.8 million for the second quarter 2021, an increase of $1.7 million or 13.6 percent, as compared to noninterest expense of $12.1 million for the second quarter 2020. Personnel and charitable donations increased in the second quarter 2021 compared to the same period in 2020. The increases were offset by decreases in impaired loan carrying costs and other expenses. For the first six months of 2021, noninterest expense totaled $27.5 million, an increase of $2.0 million or 8.0 percent compared to $25.4 million for the first six months of 2020. Increased personnel expense was the primary factor in the increase year over year, which is a result of higher variable compensation accruals and higher medical insurance claim expenses in the current period.

Income tax expense for the quarter ended June 30, 2021 was $851,000, compared to $705,000 million, for the same period in 2020. The effective tax rate for the three months ended June 30, 2021 was 20.6 percent. The effective tax rate for the three months ended June 30, 2020 was 18.8 percent. Income tax expense for the six months ended June 30, 2021 was $1.9 million, compared to income tax benefit of $270,000 for the six months ended June 30, 2020. The effective tax rate for the six months ended June 30, 2021 was 21.1 percent. The Company realized a tax benefit for the six months ended June 30, 2020.

Dividend Declared and Stock Buyback

As recently announced, on July 13, 2021, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.11 per share and a special cash dividend of $0.02 per share, payable on August 10, 2021 to shareholders of record at the close of business on July 27, 2021. The payment of this total $0.13 per share cash dividend for the third quarter 2021 equals that paid in the first and second quarters of 2021, respectively.

Under the previously approved Stock Buyback Plan, the Corporation repurchased 142,541 shares at a weighted average price of $18.75 per share during the second quarter 2021.

COVID-19

Higher vaccination rates and a continued decline in COVID-19 cases in Pennsylvania and Maryland have resulted in lifting many state restrictions related to mask requirements, limited occupancy levels and social distancing. This has resulted in an increase in branch transactions and in-person deposit account openings compared to the first quarter.

Associates

The first group of associates working remotely returned to the office on a full or part-time basis in June. The process of associates returning to the office will continue in a phased approach through August. A long-term remote work policy was recently adopted allowing a portion of positions to work remotely on an ad hoc, part-time or full-time basis. This new employment strategy provides more work flexibility, broadens the employment geographic market, allows for the redeployment of office space, and ensures that PeoplesBank remains competitive in a tightening labor market.

Re-Opening

At the time of this release, all Financial Centers are operating with regular lobby and drive thru hours. All Retirement Community Office lobbies are open. Three Loan Production Offices (Hanover, Centerville, and Bel Air) remain closed.

Client Hardship

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. PeoplesBank has processed approximately 822 second round Paycheck Protection Program (PPP) loans totaling $77 million. These PPP loans support 9,800 jobs. The majority of these loans (87 percent) support small businesses with loan amounts below $150,000.

Other News

PeoplesBank was recently voted again as the “Best Bank” and for the first time as the “Best Mortgage Lender” by York Daily Record readers. During the second quarter, PeoplesBank also became a SBA Preferred Lender, achieving the highest lending status available within the Small Business Administration.

In May, PeoplesBank began enhancements to the West York Financial Center to convert the location to the first Connections Center concept in the York market. The Connections Center concept was first piloted in Lancaster City in March 2020. The enhancements will include a concierge desk to assist clients with becoming more digitally engaged, a large touchscreen for clients to create a personal or business PeoplesBank Vision Board, booth seating and a conversation room to engage with a Financial Mentor. The enhancements are expected to be completed by August to correspond with the September closing of the Dover Financial Center, which is located three miles from the West York location. This closure will create efficiencies and produce long-term cost savings. An ATM will remain in place at the Dover location to continue to serve clients.

The PeoplesBank Vision Board experience is currently being tested in all financial centers on tablets and touchscreens. A broader promotion of this experience to clients and prospects is planned for this fall. This new tool will be used to engage clients in deeper conversations about their future financial goals.

A new limited services facility at Quarryville Presbyterian Retirement Community opened during the second quarter. This location will serve both the residents and employees of the senior living community and the southern area of Lancaster County.

A new consumer rewards checking and savings product with a round-up feature was successfully test-marketed in the second quarter with both prospects and current clients. The new offering, which was developed to attract younger segments, drive low-cost core deposits, and increase the adoption of e-statements, has shown appeal with diverse age groups and income levels. A full rollout of the new PeoplesBank Momentum Checking and Savings is expected to launch in all markets in the third quarter.

A new consumer Jumbo Fixed Rate Mortgage product was promoted in the second quarter in order to capture a niche market of mortgages that range from $548,250 to $1.5 million. In addition, a new Zero Down Loan, which is a second lien 30-year mortgage used to cover down payments, is launching in the third quarter. This new loan will be available to first time homebuyers who meet specific income requirements and clients buying a home in a specific revitalization area.

PeoplesBank has successfully migrated a portion of its small business clients to its personal online banking platform. The migration is expected to be completed within the third quarter of 2021. This migration provides many added benefits to clients including seamless access to both personal and business accounts, more robust alerts, and enhanced mobile application functionality. In addition to an improved client experience, this will also improve efficiencies and reduce costs.

Other Developments Subsequent to Quarter Close

PeoplesBank announced in a separate press release today, plans to relocate and expand the Hunt Valley Financial Center, pending regulatory approval. This new location has increased capacity to consolidate business, mortgage, and wealth operations in Maryland and provide clients an enhanced retail banking experience. The proposed location is centrally located and has better visibility in a high traffic area, while remaining within close proximity to the current Hunt Valley location.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing COVID-19 pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2020 Form 10-K and 2021 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller	Larry D. Pickett, CPA
Chairman, President and CEO	Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest income	$17,496	$18,838	$35,871	$39,027
Interest expense	2,582	3,938	5,480	8,760
Net interest income	14,914	14,900	30,391	30,267
Provision for loan losses	352	2,550	1,583	11,985
Noninterest income	3,351	3,535	7,784	6,958
Noninterest expense	13,780	12,130	27,486	25,449
Income (loss) before income taxes	4,133	3,755	9,106	(209)
Provision (benefit) for income taxes	851	705	1,924	(270)
Net income	$3,282	$3,050	$7,182	$61
Basic earnings per share	$0.33	$0.31	$0.73	$0.01
Diluted earnings per share	$0.33	$0.31	$0.73	$0.01

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2021	2020	2020
Cash and short term investments	$397,032	$335,793	$215,361
Investment securities	209,922	187,595	162,308
Loans	1,548,607	1,560,570	1,618,663
Allowance for loan losses	(22,011)	(21,264)	(21,038)
Net loans	1,526,596	1,539,306	1,597,625
Premises and equipment, net	22,316	25,206	26,316
Operating leases right-of-use assets	2,063	2,386	2,683
Goodwill	2,301	2,301	2,301
Other assets	75,923	69,612	64,411
Total assets	$2,236,153	$2,162,199	$2,071,005

Deposits	$1,955,330	$1,863,539	$1,807,642
Borrowed funds	34,985	55,146	56,096
Subordinated debentures	30,642	30,602	0
Operating leases liability	2,185	2,515	2,824
Other liabilities	13,738	12,437	12,608
Shareholders' equity	199,273	197,960	191,835
Total liabilities and shareholders' equity	$2,236,153	$2,162,199	$2,071,005

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2021	2021	2020	2020	2020	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2021	2020
Earnings and Per Share Data (in thousands, except per share data)
Net income	$3,282	$3,900	$4,757	$3,624	$3,050	$7,182	$61
Basic earnings per share	$0.33	$0.40	$0.49	$0.37	$0.31	$0.73	$0.01
Diluted earnings per share	$0.33	$0.40	$0.48	$0.37	$0.31	$0.73	$0.01
Cash dividends paid per share	$0.13	$0.13	$0.10	$0.10	$0.16	$0.26	$0.32
Book value per share	$20.44	$20.12	$20.16	$19.83	$19.60	$20.44	$19.60
Tangible book value per share (1)	$20.20	$19.89	$19.93	$19.60	$19.36	$20.20	$19.36
Average shares outstanding	9,816	9,842	9,804	9,792	9,770	9,829	9,765
Average diluted shares outstanding	9,848	9,867	9,831	9,814	9,794	9,857	9,798

Performance Ratios (%)
Return on average assets (2)	0.58	0.71	0.90	0.70	0.59	0.65	0.01
Return on average equity (2)	6.56	7.96	9.66	7.47	6.37	7.25	0.06
Net interest margin (2)(3)	2.80	3.04	3.03	3.02	3.07	2.91	3.25
Efficiency ratio (4)	74.81	68.36	65.56	65.27	65.52	71.45	68.00
Net overhead ratio (2)(5)	1.85	1.69	1.60	1.61	1.68	1.77	1.88

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.19	0.02	0.10	0.52	1.09	0.11	1.55
Allowance for loan losses to total loans (6)	1.43	1.42	1.38	1.33	1.31	1.43	1.31
Nonperforming assets to total loans and foreclosed real estate	2.59	2.55	2.56	1.29	1.31	2.59	1.31

Capital Ratios (%)
Average equity to average assets	8.88	8.97	9.32	9.31	9.30	8.93	9.75
Tier 1 leverage capital ratio	9.11	9.39	9.58	9.51	9.50	9.11	9.50
Common equity Tier 1 capital ratio	12.87	13.13	13.10	13.20	12.85	12.87	12.85
Tier 1 risk-based capital ratio	13.53	13.81	13.79	13.90	13.55	13.53	13.55
Total risk-based capital ratio	16.80	17.13	17.13	15.15	14.80	16.80	14.80

(1) book value less goodwill and core deposit intangibles

(2) annualized for the quarterly periods presented

(3) net interest income (tax-equivalent) as a percentage of average interest earning assets

(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5) noninterest expense less noninterest income as a percentage of average assets

(6) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2021	2021	2020	2020	2020
(in thousands, except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Total Shareholders' Equity	$199,273	$198,751	$197,960	$194,261	$191,835
Less: Goodwill and Other Intangible Assets	(2,307)	(2,307)	(2,308)	(2,309)	(2,310)
Tangible Shareholders' Equity	$196,966	$196,444	$195,652	$191,952	$189,525

Common Shares Outstanding	9,751	9,877	9,821	9,795	9,788
Book Value Per Share	$20.44	$20.12	$20.16	$19.83	$19.60

Book Value Per Share	$20.44	$20.12	$20.16	$19.83	$19.60
Effect of Intangible Assets	(0.24)	(0.23)	(0.23)	(0.23)	(0.24)
Tangible Book Value Per Share	$20.20	$19.89	$19.93	$19.60	$19.36

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.